Exhibit 99.1

             Vical Announces Third-Quarter 2004 Financial Results

    SAN DIEGO, Nov. 2 /PRNewswire-FirstCall/ -- Vical Incorporated (Nasdaq:
VICL) today reported a net loss for the third quarter ended September 30, 2004, of $4.9 million or $0.21 per share, compared with $3.6 million or $0.18 per share for the third quarter of 2003. For the nine months ended September 30, 2004, the net loss was $19.3 million or $0.86 per share, compared with $17.5 million or $0.87 per share for the same period in 2003.

    Revenues for the third quarter and first nine months of 2004 were $2.9 million and $9.5 million, respectively, compared with revenues of $4.9 million and $6.4 million, respectively, for the same periods in the prior year. The year-over-year decrease in revenues for the third quarter was primarily the result of the timing of contract manufacturing shipments. The year-over-year increase in revenues for the first nine months was driven by a milestone payment under the company's agreement with Gencell SAS, a wholly-owned subsidiary of Aventis Pharma SA; increased contract manufacturing shipments; grant funding for the company's immunotherapeutic vaccine for cytomegalovirus (CMV); and a license agreement with Merial Ltd., a joint venture between Merck & Co., Inc. and Aventis, S.A.

    The reported net losses for the third quarter and first nine months of 2004 were consistent with the company's projected net loss for the full year 2004 ranging from $26 million to $29 million. The company had cash, cash equivalents and marketable securities of $79 million at September 30, 2004, compared with $85 million at December 31, 2003.

    Vijay B. Samant, Vical's President and Chief Executive Officer, said, "We have made significant progress during the last quarter in both our independent development programs and our collaborations, and our revenues from contract manufacturing continued to show strength as we began the transition to production in our new facility. We are pleased to announce today our new program for gene-based delivery of IL-2 in solid tumors followed by electroporation."

    Independent Development Programs

    In October 2004, the company exercised an option to establish an exclusive worldwide licensing and supply agreement with Genetronics Biomedical Corporation to use Genetronics' electroporation technology for specified applications. The initial product application is for delivery of the gene encoding interleukin-2 (IL-2), a potent immunotherapeutic agent, directly into solid tumors. The company expects to begin Phase 1 safety testing in 2005 in certain patients with metastatic melanoma. The company also exercised an option specifying HIV as a second application.

    In February 2001, the company began a high-dose Phase 2 trial evaluating the Allovectin-7(R) gene-based immunotherapeutic for patients with Stage III or IV melanoma, who have few other treatment options. The high-dose Phase 2 trial completed enrollment in July 2003. A summary of efficacy and safety data as of November 2003 was reported in June 2004 at meetings of the American Society of Clinical Oncology and the American Society of Gene Therapy. During the third quarter of 2004, the company completed its data collection and locked the database for the high-dose Phase 2 Allovectin-7(R) trial. The company intends to present its audited data from the high-dose study in November 2004 at the annual meeting of the International Society for Biological Therapy of Cancer.

    The company is in active discussions with the U.S. Food and Drug Administration (FDA) regarding the design of a registration trial with high-dose Allovectin-7(R) for certain patients with metastatic melanoma, and expects to complete a Special Protocol Assessment (SPA) in the fourth quarter of 2004. The company is exploring potential partnerships for the further development and commercialization of Allovectin-7(R).

    During the third quarter of 2004, the company began a Phase 1 trial with a three-component (trivalent) immunotherapeutic vaccine candidate for CMV. The trivalent vaccine candidate includes the two components in the company's bivalent vaccine candidate plus a third component encoding the highly immunogenic CMV immediate early 1 (IE1) gene product. The company's two-component (bivalent) vaccine candidate entered Phase 1 testing in March 2004. Having established the safety and immunogenicity of both vaccine candidates in laboratory animals, the company is now evaluating the safety and immunogenicity of both vaccine candidates in humans. Initial safety data from the bivalent vaccine trial, presented at the 44th Annual Interscience Conference on Antimicrobial Agents and Chemotherapy, showed the vaccine to be safe and well-tolerated.

    Non-clinical development of the company's anthrax vaccine is being supported by a three-year, $5.9 million Small Business Innovation Research (SBIR) grant awarded in July 2003 from the National Institute of Allergy and Infectious Diseases (NIAID), part of the National Institutes of Health (NIH). Additionally, in June 2004, NIAID advised the company that it would support a Phase 1 clinical trial of the company's anthrax vaccine at two NIAID-funded Vaccine and Treatment Evaluation Units.

    The trial, which began in July 2004, is testing the vaccine in healthy adult volunteers for safety and immune responses. Successful completion of this trial could lead to potentially larger trials to support marketing approval under the FDA's Animal Rule and could encourage development of other vaccines using the same technology. Continued development of the anthrax program is dependent on additional government funding, which the company continues to pursue.

    Collaborations

    Corautus Genetics, a licensee of the company's DNA delivery technology, announced in September 2004 the initiation of a Phase 2b clinical trial to evaluate the safety and efficacy of gene-based delivery of VEGF-2, an angiogenic factor intended to promote the localized growth of blood vessels as a treatment for severe cardiovascular disease.

    A DNA vaccine for Ebola, based on Vical's patented gene delivery technology, is being developed by the Vaccine Research Center (VRC), NIAID, NIH. Human safety testing of the investigational Ebola vaccine began in November 2003. Enrollment in this trial has been completed. The company also has manufactured for the VRC initial clinical trial material of West Nile Virus and SARS vaccines. Initial human studies for the West Nile Virus vaccine are planned for early 2005, subject to review and allowance by the FDA.

    Recent Events
    As previously announced, in October 2004 the company appointed Jill M. Church as Vice President, Chief Financial Officer, and Secretary.

    Conference Call
    Vical will conduct a conference call and webcast to discuss the financial results with invited analysts and institutional investors today, November 2, at noon Eastern Time. The call is open on a listen-only basis to any interested parties. The company will provide additional details on independent and partnered development programs in the conference call and webcast.

    To listen to the conference call, dial (888) 224-3260, or (913) 905-1086 for international participants. A replay of the call will be available for 48 hours beginning approximately two hours after the call. To listen to the replay, dial
(888) 203-1112, or (719) 457-0820 for international participants, and enter conference identification number 887718. The call also will be available live and archived through the webcast center at www.vical.com. For further information, contact Vical's Investor Relations department by phone at (858) 646-1127 or by e-mail at info@vical.com.

    About Vical
    Vical researches and develops biopharmaceutical products based on our patented DNA delivery technologies for the prevention and treatment of serious or life-threatening diseases. Potential applications of our DNA delivery technology include DNA vaccines for infectious diseases or cancer, in which the expressed protein is an immunogen; cancer immunotherapeutics, in which the expressed protein is an immune system stimulant; and cardiovascular therapies, in which the expressed protein is an angiogenic growth factor. We have retained all rights to our internally developed product candidates. In addition, we collaborate with major pharmaceutical companies and biotechnology companies that give us access to complementary technologies or greater resources. These strategic partnerships provide us with mutually beneficial opportunities to expand our product pipeline and serve significant unmet medical needs.

    This press release contains forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include statements about the company's projected financial performance; advancement of the company's research and development activities; expectations regarding the company's high-dose Allovectin-7(R) program, including plans for, and the proposed design of, a high-dose Allovectin-7(R) registration trial; the company's infectious disease vaccine development programs including results from ongoing clinical trials for these vaccine candidates and expectations regarding future trials and regulatory approval channels; the potential revenues and other benefits of contract services agreements and grants; as well as potential applications of the company's technology and arrangements with collaborative partners, including current and future clinical trials for product candidates covered by these arrangements. Risks and uncertainties that could adversely affect actual results include risks and uncertainties related to whether the company will achieve the levels of revenues and be able to control expenses to meet projected financial performance; whether the company will establish with the FDA, by the end of 2004, if at all, the design of a high-dose Allovectin-7(R) registration trial adequate to support clinical and regulatory requirements for approval; whether the company will have the resources to conduct such a registration trial independently, if at all; whether results of such a registration trial will demonstrate sufficient efficacy to support approval before trial completion, if at all; whether the company will identify and reach agreement with a potential partner for the further development and commercialization of Allovectin-7(R); whether the ongoing Phase 1 CMV vaccine trials will be completed as scheduled, if at all, and lead to further development; whether the company will complete Phase 1 clinical testing of its anthrax vaccine candidate on schedule, if at all, and if completed, whether completion would lead to larger trials to support marketing approval under the Animal Rule or encourage development of other vaccines using the same technology; whether additional government funding will be available to support further development of the company's anthrax vaccine candidate; whether the NIH will begin human testing of a West Nile Virus vaccine in early 2005, if at all; whether the company will begin Phase 1 safety testing in the IL-2/electroporation program in 2005, if at all; whether the company's independent or partnered research and development efforts will lead to viable product candidates; the scope and enforceability of the company's intellectual property; whether any product candidates will be shown to be safe and efficacious in clinical trials; the timing of clinical trials; and additional risks set forth in the company's filings with the Securities and Exchange Commission. These forward-looking statements represent the company's judgment as of the date of this release. The company disclaims, however, any intent or obligation to update these forward-looking statements.

        For further information please contact Alan R. Engbring, Executive Director, Investor Relations, or Jill M. Church, Vice President and Chief Financial Officer, both of Vical Incorporated, +1-858-646-1127.

                               VICAL INCORPORATED
                       CONDENSED STATEMENTS OF OPERATIONS
                                   (Unaudited) (in thousands, except share and
                per share amounts)

                                     Three Months Ended      Nine Months Ended
                                         Sept. 30,              Sept. 30,
                                      2004       2003        2004        2003

    Revenues:
      License and royalty
       revenue                        $476        $526      $3,025     $1,534
      Contract and grant revenue     2,415       4,347       6,517      4,849
        Total revenues               2,891       4,873       9,542      6,383

    Expenses:
      Research and development       6,791       6,923      23,621     19,825
      General and administrative     1,835       1,738       6,316      5,029
      Write-down of investment          --          --          --        482
        Total expenses               8,626       8,661      29,937     25,336

    Loss from operations            (5,735)     (3,788)    (20,395)   (18,953)
    Net investment income              860         231       1,129      1,449
    Net loss                       $(4,875)    $(3,557)   $(19,266)  $(17,504)

    Basic and diluted
      net loss per share            $(0.21)     $(0.18)     $(0.86)    $(0.87)

    Shares used in
      per share calculation(1)  23,478,712  20,091,344  22,427,482  20,091,344

      (1) Shares used in per share calculations for the three months and nine months ended September 30, 2004, reflect the increased weighted average numbers of shares outstanding for those periods as a result of the registered direct placement of approximately 3.4 million shares of stock during the first quarter of 2004.

                               VICAL INCORPORATED
                            CONDENSED BALANCE SHEETS
                                   (Unaudited)
                                 (in thousands)

                                                   Sept. 30, Dec. 31, 2004 2003
    Assets:
      Cash and cash equivalents                    $28,303           $16,574
      Cash equivalents - restricted                  4,943             2,355
      Marketable securities - available
       for sale                                     46,051            65,588
      Other current assets                           3,828             5,386
        Total current assets                        83,125            89,903
      Property and equipment, net                   15,127            14,336
      Other assets                                   6,290             6,468
                                                  $104,542          $110,707
    Liabilities and stockholders' equity:
      Current liabilities                           $9,001           $12,223
      Long-term obligations                          8,040             8,662
      Stockholders' equity                          87,501            89,822
                                                  $104,542          $110,707

SOURCE  Vical Incorporated
    -0-                             11/02/2004
    /CONTACT: Alan R. Engbring, Executive Director, Investor Relations, or Jill M. Church, Vice President and Chief Financial Officer, both of Vical Incorporated, +1-858-646-1127/
    /Web site:  http://www.vical.com /
    (VICL)

CO:  Vical Incorporated
ST:  California
IN:  HEA MTC BIO
SU:  ERN CCA